AMENDMENT NO. 2 TO
HOMETRUST BANK
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME MASTER AGREEMENT

BY THIS AMENDMENT NO. 2, the HomeTrust Bank Executive Supplemental Retirement Income Master Agreement (the “Agreement”) is hereby amended effective as of February 11, 2022.

WHEREAS, HomeTrust Bank (the “Bank”) adopted the Agreement with an original effective date of July 1, 1993, which was subsequently amended and restated effective as of January 1, 2005 and which was further amended effective April 1, 2018 with respect to disability claims procedures;

WHEREAS, the Agreement as amended and restated provided that the Pre-2005 Benefit (as defined in the Agreement) would be grandfathered from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with the non-grandfathered benefits designed to comply with Section 409A of the Code;

WHEREAS, the Bank desires to make certain changes to the Agreement to ensure compliance with Section 409A of the Code;

WHEREAS, Section IX of the Agreement provides that the Bank may amend the Agreement at any time to comply with Section 409A of the Code; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment No 2.
NOW, THEREFORE, in consideration of the foregoing premises, the Bank hereby amends the Agreement as follows:

1. Subsection 1.20 of the Plan is hereby amended and restated to read in its entirety as follows:

1.20 “Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed as set forth in the Executive’s Joinder Agreement. Payments shall be made in equal monthly installments during the Payout Period. In the event an Executive has a Separation from Service with respect to his Post-2004 Benefit prior to having a Separation from Service with respect to his Pre-2005 Benefit, the Payout Periods with respect to the two benefits may have different commencement dates.

2. A new subsection 1.21A is hereby added to the Agreement to immediately follow subsection 1.21 and to read in its entirety as follows:

1.21 A “Post-2004 Benefit” means the sum of (a) the portion of the
Supplemental Retirement Income Benefit that is not a Pre-2005 Benefit, and (b) the amount of the Executive’s “Additional Benefit” specified in the Executive’s Joinder Agreement.

3. Subsection 1.23 of the Plan is hereby amended and restated to read in its entirety as follows:

1.23 “Separation from Service” with respect to the Pre-2005 Benefit means the
Executive’s cessation of services with the Bank and its Affiliates in all compensatory capacities including as a director, employee or independent contractor. “Separation from Service” with respect to the Post-2004 Benefit means a cessation or reduction in the Executive’s services for the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h).

4. All other provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of the date first written above.

HOMETRUST BANK

By: _________________________________
Name: C. Hunter Westbrook
Title: President and Chief Executive Officer

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